Deal Highlights


Elaine de Kooning
(b. 1918 - 1989)
View All (5)

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Initial Offering	$278,000
Painting	Cave #27 (1984)
Dimensions	56 x 72
Progress	100%

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Offering Details

New Artist on Masterworks

After monitoring de Kooning's market for years, our team acquired our first painting by her after seeing increased sales volume and upward price momentum. This acclaimed Cave Painting style is among her most desirable works.


NEW ARTIST



Presidential Portrait

In 1962, De Kooning was commissioned to paint a portrait of President John F. Kennedy to hang in the Truman Library at the White House.



Held in Major Museums

Works from this series are held in the MoMA, National Gallery of Art, and more. Below, her work is displayed next to a major Joan Mitchell at the MoMA in New York City.



Record-Setting Style

Varying in scale, three of the Artist's top five auction records are from her Cave Paintings series, highlighting the desirability of this series to her overall market.


#4 Auction Record
White Grotto (Cave #62) (1986)
Sold for $441,000
Available Now
Cave #27 (1984)

Record Price Growth: 21%

Elaine de Kooning's market has seen significant growth in recent years, with a 21% Annual Record Price Growth Rate based on data from 2002 to 2025.


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Investment Thesis

Important Disclosure

New Artist: This is our first-ever offering featuring Elaine de Kooning's work available on platform.

Legendary Artist: Elaine de Kooning was an important figure in the Abstract Expressionist movement, where she worked alongside artists like Jackson Pollock and her husband, Willem de Kooning. She is one of the few artists from this era whose works are still available below $1mm.

Presidential Portrait: In 1962, De Kooning was commissioned to paint a portrait of President John F. Kennedy to hang in the Truman Library at the White House.

Museum Prestige: De Kooning is perhaps best known for her Cave Painting series. Examples are in the permanent collections of the MoMA, the National Gallery, and other important museums.

Top-Selling Style: In addition to their institutional importance, Cave Paintings also make up 3 of De Kooning's top 5 records at auction.

Market Rediscovery: In recent years, De Kooning's work has begun to sell for new price levels at auction. Before 2021, she never totaled more than $550k in annual turnover—since then, she's sold more than $1mm+ every year.